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                                                                    EXHIBIT 99.2

                        Press Release of October 1, 2002


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                  EZCORP ANNOUNCES EXTENSION OF CREDIT FACILITY



AUSTIN, TEXAS (OCTOBER 1, 2002) -- EZCORP, Inc. (Nasdaq/NM: EZPW) announced that it has amended its credit facility to extend the maturity date of the facility to November 1, 2002. Commenting on this announcement, Dan Tonissen, Senior Vice President and Chief Financial Officer, stated, "In conjunction with extending the maturity date of our existing credit facility, we have been working with Wells Fargo Bank on a re-syndication. We currently have commitments for approximately 80% of this new facility and anticipate closing on this new facility in the next thirty days."

EZCORP offers consumers convenient, non-recourse loans collateralized by tangible personal property, and short-term non-collateralized loans, often referred to as payday loans. A secondary, but related, business activity is the selling of previously owned merchandise consisting primarily of forfeited collateral. The Company currently operates 280 stores in eleven states.

This announcement contains certain forward-looking statements regarding the Company's expected performance for future periods including, but not limited to, the success of re-syndicating the Company's credit facility. Actual results may materially differ from these statements. Such forward-looking statements involve risks and uncertainties such as changing market conditions in the overall economy and the industry, consumer demand for the Company's services and merchandise, changes in regulatory environment, and other factors which are periodically discussed in the Company's annual, quarterly and other reports filed with the Securities and Exchange Commission.

For additional information, contact Dan Tonissen at (512) 314-2289